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Exhibit 24

[This page appears on KPMG Peat Marwick LLP letterhead]



                      ACCOUNTANTS' CONSENT
                      --------------------



The Board of Directors
The Vons Companies, Inc:

We consent to incorporation by reference in the Registration Statements (No. 33-42913, No. 33-39246, No. 33-41539, No. 33-55744
and No. 33-50957) on Form S-8 of The Vons Companies, Inc. of our report dated January 17, 1997, except for the penultimate sentence of paragraph five of note 7 which is as of March 27, 1997, relating to the consolidated balance sheets of The Vons Companies and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the fifty-two week periods ended December 29, 1996, December 31, 1995 and
January 1, 1995 which report appears in the December 29, 1996 annual report on Form 10-K of The Vons Companies, Inc.


/s/ KPMG Peat Marwick LLP



March 27, 1997